UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Callon Petroleum Company
(Name of Registrant as Specified In Its Charter)

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Dear [Name]

I am writing to ask for your help. In our proxy statement this year we are asking our shareholders to approve a new stock plan. As one of our larger shareholders your vote is very important and, unfortunately, there are only a few days left to vote.

If you have already voted for the new stock plan, I thank you for your support. If you have not voted or have voted against the plan, I am asking that you read this letter and please consider immediately voting “For” the new stock plan.

If our stock plan is not approved it will hurt the company. It is particularly important in the current competitive environment for small companies like Callon to be able to use stock awards to attract and retain the technical talent needed to continue to compete and grow the company. Stock awards are a key component of the compensation package we can offer to attract engineers and geologists with experience in areas like the Permian Basin.  Without the availability of stock awards as a long-term incentive, we will have to use more cash which reduces capital available for investment purposes.

Our proposed stock plan is routine and was designed to be “shareholder friendly.” As such it meets all of Institutional Shareholder Services’ (“ISS”) requirements in terms of number of shares, minimum vesting, prohibiting option repricing, etc.  Our problem is that even though the design of our new plan meets their general guidelines, ISS is recommending a vote against the plan because the gross number of shares (not net) granted over the last two years was in excess of their guideline. We believe there were extenuating circumstances that caused grants to be higher during these two years and believe future rates will be well within ISS guidelines.

While Callon’s proposed stock plan meets all of ISS’s general plan requirements, Callon exceeded (not by much) two of ISS’s historical benchmark tests:

1.  Shareholder Value Transfer Rate – Callon was 13% vs. their limit of 12%
2.  Average Burn Rate – Callon was 4.45% vs. their target of 4.03% (ISS revised their original 5.28% to   4.45%)

The primary reason we exceeded their benchmark tests is that in 2009 the Company granted 700,000 shares of combined stock and options to hire a very talented COO to help lead the Company’s transition onshore. The awards were granted when the price was $2.75 but most of it vested only when the stock price reached $5, $10 and $15. While granting this level of stock caused us to exceed ISS’s guidelines we feel the way we structured the grant was in the best interest of the shareholders. In 2010 the employee accepted an offer to run a much larger company and forfeited most of his stock; however, the ISS burn rate calculation uses “gross” awards and does not give credit when shares are forfeited and never issued. If this were taken into consideration Callon would “pass” both of the tests.

We believe the burn rate will not be a problem going forward given the increased number of shares outstanding and the increased stock price. For example, if we calculated our three-year burn rate using our current shares outstanding rather than the shares outstanding at the time, we would easily exceed ISS’s standards.

The bottom line is that we feel that our plan meets ISS’s guidelines and we don’t think it is in the best interest of the shareholders to vote against the plan because we barely exceeded two of ISS’s historical benchmark tests – particularly since meeting these guidelines in the future should not be a problem given the increase in the stock price and the number of shares outstanding.

Please let me know if there is any additional information or explanations I can provide to help you with this issue.  I can be reached at 601-442-1601.

Thank you for your consideration.

Regards,

Fred L. Callon

Dear [Name]

I am writing to ask for your help. In our proxy statement this year we are asking our shareholders to approve a new stock plan. We designed our plan to be “shareholder friendly” and as such meets all of IIS’s requirements in terms of number of shares, minimum vesting, prohibiting option repricing, etc.

Even though the design of our new plan meets their general guidelines ISS and Glass Lewis are recommending a vote against the plan basically because the gross number of shares (not net) granted over the last two years was in excess of that they think is acceptable. We believe there were extenuating circumstances that caused grants to be higher during these two years and believe future rates will be well within ISS’s guidelines.

ISS

While Callon’s proposed stock plan meets all of ISS’s plan requirements Callon exceeded (not by much) two of ISS’s historical benchmark tests.

1.  Shareholder Value Transfer Rate – Callon was 13% vs their limit of 12%
2.  Average Burn Rate – Callon was 4.45% vs. their target of 4.03%

In 2009 the Company granted 700,000 of stock and options to hire a very talented COO to help lead the Company’s transition onshore. The stock was granted when the price was $2.75 but most of it vested only when the stock price reached $5, $10 and $15. While granting this level of stock caused us to exceed ISS’s guidelines we feel that the way we structured the grant was in the best interest of the shareholders. Further the employee went to work for another company at a higher compensation package and forfeited most of his stock.  However the ISS burn rate calculation uses “gross” awards and does not give credit when shares are forfeited and no shares are issued. If this were taken into consideration Callon would “pass” both of the tests.

We believe the burn rate will not be a problem going forward as our stock price has recovered and we have increased our shares outstanding with our recent share offering.  For example, if we calculated our 3 year burn rate using our current shares outstanding rather than the shares outstanding at the time, we would easily exceed ISS’ standards.

Glass Lewis

In the Glass Lewis report we disagree with several of their calculations:
•
They used outstanding shares and market cap as of 12/31/10 to calculate a number of their numbers, which is inconsistent with the share request which was done as of the filing date.  This is also inconsistent with ISS’ model.

•
In their calculations, they included phantom shares payable in cash in their calculation of equity grants and share expenses.  This is incorrect.  Our phantom shares have accounted for approximately 1/3 of our shares granted over the last couple of years.

•
They compare Callon’s calculations to a wide group of energy companies, some of which are in a very different business (i.e. large oilfield services).  This hurts Callon from a comparison of equity expense as a % of revenue and cost per employee since E&P companies tend to have lower revenue and fewer employees than service companies of similar market cap.

The primary reasons for Glass Lewis’ negative vote are as follows:
•
Pace of historical grants (i.e., historical burn rate) – Glass Lewis calculation is inflated by including phantom shares paid in cash; including shares granted to our former COO that as discussed above were not part of the normal course of the company and most of which were forfeited; and including a time period where Callon’s stock was trading at significantly lower levels and is unlikely to be repeated.  Additionally, their standard for historical burn rate does not reflect the common practice within the E&P industry.

•
Cost per employee, operating metrics, and enterprise value – Similar to the burn rate issues, these numbers are influenced by including the phantom shares, the former COO’s shares, and share grants from 2009 that were significantly above normal levels due to the low stock price at the time.  Additionally, Callon was compared against a wide energy industry group which included oilfield service companies with very different profiles.

The bottom line is we anticipate a much lower burn rate in the future than what Glass Lewis is projecting for our company.

We feel that the analysis of both ISS and Glass Lewis is rigid, rules based and does not take into account the specific circumstances of a company and therefore what may be in the best interest of their shareholders.

If our proposed stock plan is not approved it will hurt the company. It is particularly important in the current competitive environment for small companies like Callon to be able to use stock awards to attract and retain the technical talent needed to continue to compete and grow the company. Stock awards are a key component of the compensation package we can offer to attract engineers and geologists with experience in areas like the Permian Basin. Without the availability of stock as a long term incentive we will have to use more cash which reduces capital available for investment.

Please let me know if there is any additional information or explanations I can provide to help you with this issue.  Thank you for your consideration.

Regards

Fred L. Callon